Exhibit 10.14

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) between ScanSource, Inc., a South Carolina corporation (“Company”), and Andrea Dvorak Meade (“Executive”) (collectively “the Parties”) is effective as of May 21, 2009 (Effective Date”) as an amendment and restatement of the Employment Agreement originally dated as of June 20, 2007, between the Company and Executive.

BACKGROUND

The Company desires to employ Executive as Executive Vice President of Operations and Corporate Development, and Executive is willing to serve in such capacity, in accordance with the terms and conditions of this Agreement.

In consideration of the foregoing and of the mutual commitments below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Employment. On the Effective Date, Executive will be employed in the capacity stated above with such commensurate responsibilities as are assigned to her by the Company’s Board of Directors (“Board”) or Chief Executive Officer (“CEO”). Executive will report directly to the CEO.

2. Employment Period. Unless earlier terminated in accordance with Section 5, Executive’s employment will be for a term (the “Employment Period”), beginning on the Effective Date and ending on June 30, 2011, the Employment Period End Date. Provided, however, that if a Change in Control, as defined in Exhibit C hereto, occurs during the Employment Period, the ending date of the Employment Period will be extended so that it expires on the later of the Employment Period End Date or the first anniversary of the date on which the Change in Control initially occurred.

3. Extent of Service. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote her business time, attention, skill and efforts exclusively to the faithful performance of her duties hereunder. Provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Company, industry or professional activities, and/or (ii) manage personal business interests and investments, so long as these activities do not interfere with the performance of Executive’s responsibilities under this Agreement.

4. Compensation and Benefits.

(a) Base Salary. During the Employment Period, the Company will pay to Executive a base salary at the rate specified on Exhibit A (“Base Salary”), less normal withholdings, payable in equal monthly or more frequent installments as are customary under the Company’s payroll practices from time to time. The CEO will review

Executive’s Base Salary annually and make recommendations to the Compensation Committee, which has sole discretion to increase (but not decrease) Executive’s Base Salary from year to year. This annual review of Executive’s Base Salary will consider, among other things, Executive’s performance and the Company’s performance. If Executive becomes eligible during the Employment Period to receive benefits under the Company’s short-term disability policy, the Company will continue to pay Executive’s Base Salary; provided, however, that Executive’s Base Salary during such period will be reduced by any amounts Executive receives under the short-term disability policy.

(b) Variable Compensation, Savings and Retirement Plans. During the Employment Period, Executive will be entitled to participate in all deferred compensation, savings and retirement plans, practices, policies and programs applicable to staff officers of the Company (“Peer Executives”) pursuant to their terms. The Executive will also be eligible to receive certain variable compensation (“Variable Compensation”) based on the criteria specified on Exhibit A.

(c) Welfare Benefit Plans. During the Employment Period, Executive and Executive’s eligible dependents may participate pursuant to their terms in the welfare benefit plans, practices, policies and programs provided by the Company which may include, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”) to the extent applicable to Peer Executives. Contributions will be required by the Executive. The Company may, in its sole discretion, modify, change, or eliminate its Welfare Plans.

(d) Expenses. During the Employment Period, Executive will be entitled to receive reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company, and such reimbursements will be made no later than the last day of the year immediately following the year in which Executive incurs the reimbursable expense.

(e) Fringe Benefits. During the Employment Period, Executive will be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company in effect for Peer Executives.

(f) Vacation. During each fiscal year during the Employment Period, Executive will be entitled to the number of days of paid vacation specified on Exhibit A. Executive may take vacation at the times Executive reasonably requests, subject to the prior approval of the person specified on Exhibit A. Unused vacation time will not carry over to the next fiscal year and will not be paid upon termination of employment.

5. Termination of Employment.

(a) Death, Retirement or Disability. Executive’s employment terminates automatically upon Executive’s death or Retirement during the Employment Period. For purposes of this Agreement, “Retirement” means normal retirement as defined in the Company’s retirement plan in effect when Executive retires, or if there is no retirement plan, “Retirement” will mean the Executive’s voluntary termination of employment after age 55 with ten years of service. If the Company determines that the Executive has become disabled during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment. Executive’s employment with the Company will terminate effective on the 30th day after receipt of such written notice by Executive (“Disability Effective Date”), unless, within the 30 days after such receipt, Executive has returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” means a mental or physical disability as determined by the Board in accordance with standards and procedures similar to those under the Company’s long-term disability plan, if any. If the Company has no long-term disability plan, “Disability” will mean the inability of Executive, as determined by the Board, to perform the essential functions of her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental condition which has lasted (or can reasonably be expected to last) for twelve workweeks in any twelve-month period. At the request of Executive or her personal representative, the Board’s determination that the Disability of Executive has occurred will be certified by two physicians mutually agreed upon by Executive, or her personal representative, and the Company. If the two physicians are unwilling to certify that the Executive is disabled, Executive’s termination will be deemed a termination by the Company without Cause and not a termination because of her Disability.

(b) Termination by the Company. The Company may terminate Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” means:

(i) the failure of Executive to satisfactorily perform Executive’s duties with the Company (other than failure resulting from incapacity due to Disability), after a written demand for satisfactory performance is delivered to Executive by the CEO, which specifically identifies the manner in which the CEO believes that Executive has not satisfactorily performed Executive’s duties. The decision of whether Executive has satisfactorily performed her duties with the Company or complied with the demand for satisfactory performance is in the sole discretion of the Company;

(ii) engaging in unethical or illegal conduct or misconduct that includes but is not limited to violations of the Company’s policies concerning employee conduct; or

(iii) the Executive’s breach of any term of this Agreement.

(c) Termination by Executive. Executive’s employment may be terminated by Executive for Good Reason or no reason. For purposes of this Agreement, “Good Reason” means:

(i) without the consent of Executive, the assignment to Executive of any duties materially inconsistent for Peer Executives, excluding an isolated, insubstantial, and inadvertent action taken in good faith which is remedied by the Company promptly after receipt of notice from Executive;

(ii) a material reduction by the Company in Executive’s Base Salary or a material reduction in Executive’s Variable Compensation opportunity;

(iii) the failure by the Company (a) to continue in effect any compensation plan in which Executive participates as of the Effective Date that is material to Executive’s total base compensation, unless the Company provides a substantially equivalent alternative plan, or (b) to continue Executive’s participation in the alternative plan on a basis that is substantially equivalent in terms of the value of benefits provided;

(iv) the Company’s requiring Executive, without her consent, to be based at any location that increases Executive’s normal work commute by fifty (50) miles or more as compared to Executive’s normal work commute or otherwise is a material change in the location at which Executive is based;

(v) any failure by the Company to comply with and satisfy Section 12(c) of this Agreement;

(vi) the material breach of this Agreement by the Company; or

(vii) if no new employment agreement has been entered into by Executive and the Company or its successor after or in contemplation of a Change in Control, termination by Executive for any reason or no reason during the 60-day period beginning on the sixth-month anniversary of a Change in Control.

Executive must provide written notice to the Company of Executive’s intent to terminate employment for Good Reason within 30 days of the initial existence of the Good Reason. The Company will have an opportunity to cure any claimed event of Good Reason within 30 days of notice from Executive. The Board’s good faith determination of cure will be binding. The Company will notify Executive in writing of the timely cure of any claimed event of Good Reason and how the cure was made. Any Notice of Termination delivered by Executive based on a claimed Good Reason which was thereafter cured by the Company will be deemed withdrawn and ineffective to terminate this Agreement. If the Company fails to cure any claimed event of Good Reason within 30 days of notice from Executive, Executive must terminate employment for such claim of Good Reason within 180 days of the initial existence of the Good Reason, and if Executive fails to do so, such claimed event of Good Reason will be deemed withdrawn and ineffective to terminate this Agreement.

(d) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive must be communicated by Notice of Termination to the other Party in accordance with Section 13(f) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) states the specific termination provision in this Agreement relied upon, including whether such termination is for Cause or Good Reason, (ii) if such termination is for Cause or Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provisions so indicated, and (iii) specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause will not waive any right of Executive or the Company, or preclude Executive or the Company from asserting applicable facts or circumstances in enforcing rights under this Agreement.

(e) Date of Termination. “Date of Termination” means the date specified in the Notice of Termination or, if Executive’s employment is terminated by reason of death, Retirement or Disability, the date of death or Retirement or the Disability Effective Date.

6. Obligations of the Company upon Termination.

(a) Termination by Executive for Good Reason; Termination by the Company Other Than for Cause, Death, Disability, Retirement, or Normal Expiration of Employment Period. If, during the Employment Period: (i) the Company terminates Executive’s employment other than for Cause, death, Disability, or Retirement or the normal expiration of the Employment Period, or (ii) Executive terminates employment for Good Reason following the Company’s failure to cure such Good Reason as set forth in Section 5(c) of this Agreement, the Company will pay Executive the following amounts and provide the following benefits:

(i) Executive’s Base Salary earned through the Date of Termination to the extent not already paid (such amount is hereinafter referred to as the “Accrued Obligations”) will be paid as soon as practicable after the Date of Termination per the Company’s customary payroll practices;

(ii) to the extent not previously paid or provided and only if earned as of the Date of Termination, the Company will timely pay or provide to Executive any other amounts or benefits which Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company (“Other Benefits”) pursuant to the terms of such Other Benefits; and

(iii) subject to Section 13(i) of this Agreement and Executive’s execution of a Release in substantially the form of Exhibit B hereto (the “Release”) within the time set forth in Section 6(g) of this Agreement, on the 30th day after the Date of Termination, the Company will pay to Executive in a lump sum in cash the amount in (A), pay the amount in (B) as set forth below, and provide the benefits in (C):

(A) a single year of compensation in an amount equal to one (1) times the highest combined annual Base Salary and Variable Compensation earned by Executive from the Company, including any such amounts earned but deferred, in the last three fiscal years before the Date of Termination (the “Severance Benefits”), less normal withholdings. Notwithstanding the foregoing, if the Date of Termination occurs within 12 months after or otherwise in contemplation of a Change in Control, as defined in Exhibit C, Executive will receive Severance Benefits of two (2) years of compensation in an amount equal to two (2) times the highest combined annual Base Salary and Variable Compensation earned by Executive from the Company, including any such amounts earned but deferred, in the last three fiscal years before the Date of Termination, less normal withholdings. Executive’s entitlements to receive and retain the amounts set forth in this Section 6 are conditioned on Executive’s compliance with the Restrictions on Conduct described in Section 11;

(B) a bonus equal to the pro rata portion, based on the number of full fiscal quarters elapsed in the current fiscal year through the Date of Termination, of the current fiscal year annual variable compensation, if any, payable based on actual performance during such quarter(s) (the “Pro Rata Bonus”). The Pro Rata Bonus, if any, and less normal withholdings, will be paid and/or vest within thirty days of the Company’s certification that the Executive has met the necessary performance criteria, which will be no later than the later of March 15 following the end of the calendar year in which Executive’s right to the bonus vests or the 15th day of the third month following the end of the Company’s fiscal year in which Executive’s right to the bonus vests; and

(C) for up to twelve (12) months following the Date of Termination, the Company will reimburse Executive on a monthly basis for COBRA payments made by Executive which are in excess of the monthly rates paid by active employees, for medical and dental insurance benefits. Reimbursement may cease sooner than twelve (12) months if Executive becomes eligible to receive similar benefits under another employer provided or group plan (which may be the plan of the Executive’s new employer or her spouse’s employer) and, in such event, Executive’s right to COBRA ceases. Such cash reimbursements will be made per the Company’s customary payroll practices (not less frequently than monthly) for up to the twelve (12) months following the Date of Termination.

(b) Death. If Executive’s employment is terminated because of Executive’s death during the Employment Period, this Agreement will terminate without further obligations to Executive’s legal representatives under this Agreement other than (i) the payment of Accrued Obligations as described in Section 6(a)(i), (ii) the payment of the Pro Rata Bonus as described in Section 6(a)(iii)(B), and (iii) the timely payment or provision of Other Benefits as described in Section 6(a)(ii) of this Agreement. The Accrued Obligations and the Pro Rata Bonus will be paid to Executive’s estate or beneficiary, as applicable. Other Benefits as used in this Section 6(b) will include, without limitation, and Executive’s estate and/or beneficiaries will be entitled to receive, benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to Executive on the date of her death pursuant to the terms of such Other Benefits.

(c) Disability. If Executive’s employment is terminated because of Executive’s Disability during the Employment Period, this Agreement will terminate without further obligations to Executive other than (i) the payment of Accrued Obligations as described in Section 6(a)(i), (ii) the payment of the Pro Rata Bonus as described in Section 6(a)(iii)(B), and (iii) the timely payment or provision of Other Benefits as described in Section 6(a)(ii) of this Agreement. The term Other Benefits as used in this Section 6(c) includes, without limitation, and Executive will be entitled after the Disability Effective Date to receive, disability and other benefits under such plans, programs, practices and policies relating to disability, if any, as are applicable to Executive and her family on the Date of Termination pursuant to the terms of such Other Benefits.

(d) Retirement. If Executive’s employment is terminated because of Executive’s Retirement during the Employment Period, this Agreement will terminate without further obligations to Executive other than (i) the payment of Accrued Obligations as described in Section 6(a)(i), (ii) the payment of the Pro Rata Bonus as described in Section 6(a)(iii)(B), and (iii) the timely payment or provision of Other Benefits as described in Section 6(a)(ii) of this Agreement. The term Other Benefits as used in this Section 6(d) includes, without limitation, and Executive will be entitled after the Date of Termination to receive, retirement and other benefits under such plans, programs, practices and policies relating to retirement, if any, as applicable to Executive on the Date of Termination pursuant to the terms of such Other Benefits.

(e) Cause or Voluntary Termination without Good Reason. If Executive’s employment is terminated for Cause during the Employment Period, or if Executive voluntarily terminates employment during the Employment Period without Good Reason, this Agreement will terminate without further obligations to Executive, other than for (i) the payment of Accrued Obligations as described in Section 6(a)(i), and (ii) the timely payment or provision of Other Benefits as described in Section 6(a)(ii).

(f) Normal Expiration of Employment Period. If Executive’s employment is terminated due to the normal expiration of the Employment Period or is terminated within 60 days after the Employment Period End Date (for reasons other than Cause, death, Disability or Retirement), this Agreement will terminate without further obligations to Executive, other than for (i) the payment of Accrued Obligations as described in Section 6(a)(i), (ii) the payment of the Pro Rata Bonus as described in

Section 6(a)(iii)(B), (iii) the payment of the Severance Benefits (subject to the Executive’s execution of the Release) as described in Section 6(a)(iii)(A), and (iv) the timely payment or provision of Other Benefits as described in Section 6(a)(ii). Notwithstanding anything to the contrary in this Agreement, if the Company provides notice that the Agreement will not be renewed and a new employment agreement is not offered and the Executive remains an employee of the Company in any capacity, Executive’s employment will not be governed by this Agreement and Executive will be an at-will employee. In that instance, Executive remains subject to the Restrictions on Conduct described in Section 11.

(g) Execution of Release. Notwithstanding anything to the contrary in this Section 6, the Release must be executed and provided to the Company, and the period for revoking same must have expired, before the 30th day following the Date of Termination.

7. Non-exclusivity of Rights. Nothing in this Agreement prevents or limits Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which Executive may qualify, nor, subject to Section 13(d), will anything in this Agreement limit or otherwise affect any rights Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice, program, contract or agreement with the Company at or subsequent to the Date of Termination will be payable in accordance with such plan, policy, practice, program, contract or agreement except as explicitly modified by this Agreement.

8. Mandatory Reduction of Payments in Certain Events. Any payments made to Executive under this Agreement will be made with the Executive’s best interests in mind related to the excise tax imposed by Code Section 4999 (the “Excise Tax”).

(a) Anything in this Agreement to the contrary notwithstanding, if it is determined that any benefit, payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the Excise Tax, then, before making the Payment to Executive, a calculation will be made comparing (i) the net benefit to Executive of all Payments after payment of the Excise Tax, to (ii) the net benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments will be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). In that event, Executive will direct which Payments are to be reduced and any such reduction will be made so as not to violate Code Section 409A.

(b) The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in Section 8(a)(i) and (ii) above will be made by the Company’s regular independent accounting firm at the expense of the Company or, at the election and expense of Executive, another nationally recognized independent accounting firm (the “Accounting

Firm”) which will provide detailed supporting calculations. Any determination by the Accounting Firm will be binding upon the Company and Executive. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments to which Executive was entitled, but did not receive pursuant to Section 8(a), could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by the Company to or for the benefit of Executive.

(c) If the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 8 will be of no further force or effect.

9. Costs of Enforcement. Subject to Section 8(b), each Party will pay its own costs and expenses incurred in enforcing or establishing its rights under this Agreement, including, without limitation, attorneys’ fees, whether a suit is brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings.

10. Representations and Warranties. Executive represents and warrants to the Company that Executive is not a party to, or otherwise subject to, any restrictive covenant not to compete, not to solicit or not to disclose or use confidential information, with any person or entity, and Executive’s execution of this Agreement and performance of her obligations will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.

11. Restrictions on Conduct of Executive.

(a) General. Executive agrees that as part of the services she will perform for the Company she will be exposed to, and help create and maintain, competitive advantages over other “Competitive Businesses,” as well as good will with the Company’s customers and suppliers. By virtue of the position Executive will hold, Executive is receiving, will receive, or will be provided access to the Company’s: (1) customers, suppliers, advertisers, and vendors as well as pricing information, distribution channels, and other terms of those relationships; (2) “Confidential Information” and “Trade Secrets;” (3) the relationships and other elements that together comprise good will; and/or (4) institutional knowledge regarding product development, its engineering, product specification, material suppliers, material specifications, product suppliers, manufacturing knowledge, customer feedback, surveys, design-around information, research and development information, internal quality control tests, other quality control information, and other similar information. Executive agrees that the competitive advantage and good will the Company has created, and which Executive will assist in furthering and maintaining, is an important and legitimate business asset of the Company. Should Executive compete against the Company, having intimate knowledge of the information that gives the Company its competitive advantage and good will would give Executive, or those “Competitive Businesses” she is assisting, an unfair advantage over the Company.

(b) Definitions. The following capitalized terms used in this Section 11 will have the meanings assigned to them below, which definitions will apply to both the singular and the plural forms of these terms:

“Competitive Business” – means any entity that distributes any goods or services in or to the point of sale, automatic identification, data capture, security, business telephony, communication products and peripherals markets if such entity distributes any product that is the same or similar to any good or service offered by the Company, including reasonable alternatives, within the final two (2) years of Executive’s employment with the Company. Executive agrees that Competitive Businesses include, but are not limited to, the following entities: Ingram Micro, Tech Data, Avnet, BlueStar, Westcon, Voda One, Arrow, Agilysis, Azerty, PC POS, Jarltech, Jenne, Securematics, Synnex, Alliance (NEI), NETXUSA, ADI, Tri-Ed, Northern Video, and Anixter.

“Confidential Information” means any and all information of the Company that has value and is not generally known to the Company’s competitors. This includes, but is not limited to, any information or documents about: the Company’s accounting practices; financial data; financial plans and practices; the Company’s operations; its future plans (including new products, improved products, and products under development); its methods of doing business; internal forms, checklists, or quality assurance testing; programs; customer and supplier lists or other such related information as pricing or terms of business dealings; supply chains; shipping chains and prices; packaging technology or pricing; sourcing information for components, materials, supplies, and other goods; employees; pay scales; bonus structures; contractor information and lists; marketing strategies and information; product plans; distribution plans and distribution channel relationships; business plans; manufacturing, operation, sales and distribution processes; costs; margins for products; prices, sales, orders and quotes for the Company’s business that is not readily attainable by the general public; existing and future services; testing information (including methods and results) related to materials used in the development of the Company’s products or materials that could be used with the Company’s products; development information (including methods and results) related to computer programs that design or test products or that track information from a central database; and the computer or electronic passwords of all employees and/or firewalls of the Company. Notwithstanding the definitions stated above, the term Confidential Information does not include any information which (i) at the time of disclosure to Executive, was in the public domain; (ii) after disclosure to Executive, is published or otherwise becomes part of the public domain through no fault of Executive; (iii) without a breach of duty owed to the Company, was already in Executive’s possession at the time of disclosure; (iv) was received after disclosure to Executive from a third party who had a lawful right to the information other than through a relationship of trust and confidence with the Company, and without a breach of duty to the Company, disclosed the information to Executive; or (v) where Executive can show it was independently developed by Executive on non-Company time without reference to, or reliance upon, other Confidential Information or Trade Secrets.

“Prohibited Duties” means supervising, consulting, advising, coaching, providing any information related to, or directly or indirectly performing any task for a Competitive Business that is similar or related to one or more duties Executive performed or supervised for the Company. Prohibited duties include owning greater than 10% of any Competitive Business. Prohibited duties includes supervising, consulting, advising, coaching, providing any information related to, or directly or indirectly performing any task for any material, product or service provider of any Competitive Business, if Executive’s work for such material, product or service provider is associated with a Competitive Business.

“Restricted Territory” means any place where the Company or its affiliates is (or is attempting to) actively manufacturing, marketing, selling, or distributing its products within the final two (2) years of Executive’s employment, or places where the Company made affirmative steps to market or sell its products within the final six (6) months of Executive’s employment. If Executive was assigned only a portion of the territory in which the Company operates or sells, then the Restricted Territory shall be narrowly construed to include only the limited territory of the Executive.

“Trade Secrets” means information related to the business or services of the Company which (1) derives independent actual or potential commercial value from not being generally known or readily ascertainable through independent development or reasonable reverse engineering processes by persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts by the Company and affiliated third parties that are reasonable under the circumstances to maintain its secrecy. Assuming the foregoing criteria in clauses (1) and (2) are met, Trade Secret encompasses business and technical information including, without limitation, know-how, designs, formulas, patterns, compilations, programs, devices, inventions, methods, techniques, drawings processes, finances, actual or potential customers and suppliers, and existing and future products and services of the Company. Notwithstanding the definitions stated above, the term Confidential Information does not include any information which (i) at the time of disclosure to Executive, was in the public domain; (ii) after disclosure to Executive, is published or otherwise becomes part of the public domain through no fault of Executive; (iii) without a breach of duty owed to the Company, was already in Executive’s possession at the time of disclosure; (iv) was received after disclosure to Executive from a third party who had a lawful right to the information through some avenue other than through a relationship of trust and confidence with the Company, and without a breach of duty to the Company, disclosed the information to Executive; or (v) where Executive can show it was independently developed by Executive on non-Company time without reference to, or reliance upon, other Confidential Information or Trade Secrets.

(c) Restrictions. Executive understands and agrees that the compensation the Company has agreed to provide pursuant to this Agreement would not be as lucrative if the restrictions set forth in this section were not included in this Agreement. Therefore, in consideration of the compensation provided in this Agreement, and the other terms agreed to by the Company, along with the disclosure (and continued disclosure of Confidential Information and Trade Secrets) a portion of which is being paid to compensate Executive for these covenants, Executive covenants and agrees as follows:

(i) for the term of Executive’s employment, and for a period of twenty-four (24) months following the Date of Termination, Executive agrees she will not engage in any Prohibited Duties for a Competitive Business in the Restricted Territory;

(ii) for the term of Executive’s employment, and for a period of twenty-four (24) months following the Date of Termination, Executive agrees she will not solicit any of the Company’s customers or suppliers with whom Executive had contact during the course of Executive’s employment with the Company for any Competitive Business;

(iii) for the term of Executive’s employment, and for a period of twenty-four (24) months following the Date of Termination, Executive agrees she will not solicit any of the Company’s prospective customers or prospective suppliers with whom Executive had contact during the course of Executive’s employment with the Company for any Competitive Business;

(iv) for the term of Executive’s employment, and for a period of twenty-four (24) months following the Termination Date, Executive agrees she will not solicit any of the Company’s employees whom Executive supervised during the course of her employment with the Company, any employees with whom she had contact during her employment, any employees who had contacts of employment with the Company at the time solicited, or any employees who had restrictive covenants at the time solicited, to leave the Company for any purpose;

(v) for the term of Executive’s employment, and for a period of no less than twenty-four (24) months (for Confidential Information) or for so long as the information remains protected under this Agreement or applicable statute (for Trade Secrets) thereafter, Executive agrees that she will not, either directly or indirectly, publish, disseminate, provide, or otherwise disclose any Confidential Information or Trade Secrets to any third party, unless required to do so by legal process or other law, without the Company’s prior written consent. Executive agrees that if she believes she is compelled to reveal Confidential Information or

Trade Secrets pursuant to the limited exception provided herein, Executive will provide the Company at least 7 days advance notice before doing so, and will explain the specifics under which such Confidential Information or Trade Secrets are to be disclosed.

(vi) For the term of Executive’s employment, and for a period of no less than twenty-four (24) months (for Confidential Information) or for so long as the information remains protected under this Agreement or applicable statute (for Trade Secrets) thereafter, Executive agrees that she will not, either directly or indirectly, for her own behalf or otherwise, use in any manner the Company’s Confidential Information or Trade Secrets.

(d) Non-Disparagement. The Company and Executive agree that for the term of Employee’s employment, and for a period of five (5) years thereafter, they will not disparage each other to any non-governmental third parties. Nothing in this subsection should be interpreted as any restriction on either Party’s compliance with any laws requiring or compelling disclosure, or any disclosures that are considered absolutely privileged, such as legal proceedings.

(e) Blue Pencil. The Company and Executive agree that the provisions of Section 11, including all subparts, are intended to strike the balance between Executive earning a livelihood and the Company protecting its important competitive advantages and good will. The Parties have drafted the provisions of Section 11, including all subparts, to allow for enforcement. The Parties agree that should a court determine that any word, phrase, clause, sentence, or paragraph is unreasonably broad in time, territory, or scope so as to render any remaining provisions unenforceable, the Parties desire the court to strike the offending language in the narrowest way possible and enforce the remainder as if the offending language was not there, so that only reasonable restrictions are enforced.

(f) Elective Right of the Company. If Executive challenges the enforceability of the Restrictive Covenants (or asserts an affirmative defense to an action seeking to enforce the Restrictive Covenants) based on an argument that the Restrictive Covenants are (i) not enforceable as a matter of law, (ii) unreasonable in geographical scope or duration or (iii) void as against public policy, the Company will have the right (1) to cease making the payments required under Section 6 above, and (2) upon demand, to have Executive repay, within 10 business days of any such demand, any payments already made. Any right afforded to, or exercised by, the Company under this Agreement will not affect the enforceability of the Restrictive Covenants or any other right of the Company under this Agreement.

12. Assignment and Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” will mean the Company as herein before defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

13. Miscellaneous.

(a) Waiver. Failure of either Party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement will not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless the waiver is in a writing signed by the Party making the waiver.

(b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which will remain in full force and effect.

(c) Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.

(d) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Parties on the subject matter hereof. From and after the Effective Date, this Agreement will supersede any other agreement between the Parties on the subject matter hereof, including without limitation, any prior Agreement.

(e) Governing Law and Jurisdiction. Without regard to conflict of laws principles, the laws of the State of South Carolina will govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise. This

Agreement may only be enforced in a court of competent jurisdiction in Greenville County, South Carolina and Executive agrees to submit to the exclusive jurisdiction of a court of competent jurisdiction in Greenville, South Carolina.

(f) Notices. All notices, requests, demands and other communications required or permitted in this Agreement must be in writing and will be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Company:	ScanSource, Inc.
6 Logue Court
Greenville, SC 29615
Attn: Chief Executive Officer

To Executive:	To the address specified on Exhibit A

Any Party may change the address to which notices, requests, demands and other communications will be delivered or mailed by giving notice thereof to the other Party in the same manner provided herein.

(g) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both Parties, which makes specific reference to this Agreement.

(h) Construction. Each Party and her or its counsel have been provided the opportunity to review and revise this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement will be construed as a whole, and according to its fair meaning, and not strictly for or against either party.

(i) Deferred Compensation Provision. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit provided under this Agreement that is considered to be “deferred compensation” subject to Code Section 409A will be provided in such manner and at such time, including without limitation in connection with a permissible payment event under Code Section 409A, as is exempt from or complies with the requirements of Code Section 409A. All rights to payments and benefits under this Agreement are to be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Code Section 409A. Termination of employment under this Agreement, to the extent required by Code Section 409A, will be construed to mean a “separation from service” under Code Section 409A where it is anticipated that no further services will be performed after such date or that the level of services Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of services Executive performed over the prior thirty-six (36)-month period. The terms of this Agreement are intended to, and will be construed and administered to the fullest extent possible, to permit compensation to be paid under this Agreement to be exempt from or comply with Code Section 409A. Regardless, the Company will not be liable to Executive or anyone else if the Internal Revenue Service or any court or other authority determines that any payments or benefits to be provided under this Agreement are subject to taxes, penalties or interest as a result of failing to comply with or be exempt from Code Section 409A.

Notwithstanding anything in this Agreement to the contrary, if any payment or benefit that constitutes non-exempt “deferred compensation” under Code Section 409A would otherwise be provided under this Agreement due to Executive’s separation from service during a period in which she is a “specified employee” (as defined in Code Section 409A and the associated final regulations), then, to the extent required by Code Section 409A, such payments or benefits will be delayed, to the extent applicable, until six months after Executive’s separation from service or, if earlier, Executive’s death (the “409A Deferral Period”). If such payments are otherwise due to be made in installments during the 409A Deferral Period, the payments that would otherwise have been made in the 409A Deferral Period will be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments will be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Executive’s expense, with Executive having the right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits will be provided as otherwise scheduled.

14. Arbitration. Any claim or dispute arising under this Agreement will be subject to arbitration, and before commencing any court action, the Parties agree that they will arbitrate all controversies and such arbitration will occur in Greenville, South Carolina according to the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et seq. The arbitrators will be authorized to award both liquidated and actual damages as well as injunctive relief, but no punitive damages. The arbitrator’s award will be binding and conclusive upon the Parties, subject to 9 U.S.C. §10. Each party has the right to have the award made the judgment of a court of competent jurisdiction.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the dates indicated below.

EXECUTIVE:		SCANSOURCE, INC.:

Name:	/s/ Andrea Meade	By:	/s/ Michael L. Baur
Date:	5/22/2009	Name:	Michael L. Baur
		Title:	CEO
		Date:	5/21/2009

EXHIBIT A TO EMPLOYMENT AGREEMENT

Executive:    Andrea Dvorak Meade

Base Salary: $216,000 annually

Variable Compensation: The incentive compensation structure detailed in Exhibit A to Executive’s prior employment agreement with the Company effective June 20, 2007, will remain in effect through June 30, 2009. Beginning July 1, 2009 and continuing through the end of the Employment Period, incentive compensation will be paid with respect to the Company’s Operating Income determined at the end of each fiscal year calculated by using the table below.

For purposes of this Agreement, “Operating Income” means the amount reflected for the line item identified as Operating Income on the Company’s audited consolidated financial statements for each respective fiscal year ending during the term of this Agreement and “Return on Invested Capital” means an amount expressed as a percentage of: the Company’s annual (or annualized) EBITDA (net income plus interest, taxes, depreciation and amortization) divided by average shareholder’s equity and interest bearing debt (defined as the sum of shareholder’s equity at the beginning of the period added to the sum of shareholder’s equity at the end of the period, divided by 2, plus the average daily interest bearing debt for the period). The Company reserves the right to make adjustments to the calculation of Return on Invested Capital to account for any extraordinary or unusual items that did not exist or were not in effect as of the Effective Date and to the extent permitted to qualify for the Code Section 162(m) Exemption (as defined below), including, but not limited to, newly pronounced accounting standards and similar laws and regulations and significant non-recurring events that impact the Company. The Company’s calculation of Operating Income, Return on Invested Capital, and the incentive compensation amount shall be conclusive and binding absent fraud or manifest and material error.

The target amount of variable compensation is 0.25% of operating income (“target variable compensation”). The actual amount may vary depending on actual operating income achieved by the Company.

For the initial year of the Employment Period, the incentive compensation will be paid to Executive in quarterly installments with each quarterly installment being equal to seventy percent (70%) of the incentive bonus computed using the Operating Income determined by the financial statement prepared for each quarter during the term of this Agreement. The balance of the incentive compensation will be paid with respect to each fiscal year immediately following the auditor’s approval of the release of the Company’s year-end earnings. The Company has no right of reimbursement in the event the amount advanced in quarterly installments exceeds the incentive bonus as finally computed. Following the initial year of the Employment Period, the incentive compensation will be paid to Executive annually. Such annual incentive compensation payments will be made immediately following the auditor’s approval of the release of the Company’s year-end earnings.

The amount of the incentive compensation will be calculated as follows:

•	If return on invested capital (“ROIC”) is greater than or equal to 30%, variable compensation will equal 115% of target variable compensation

•	If return on invested capital (“ROIC”) is less than 30% but greater than or equal to 25%, variable compensation will equal 110% of target variable compensation

•	If return on invested capital (“ROIC”) is less than 25% but greater than or equal to 20%, variable compensation will equal 100% of target variable compensation

•	If return on invested capital (“ROIC”) is less than 20% but greater than or equal to 10%, variable compensation will equal 90% of target variable compensation

•	If return on invested capital (“ROIC”) is less than 10%, variable compensation will equal 70% of target variable compensation

Notwithstanding any other provision of this Agreement or this Exhibit A, any incentive compensation to be paid under this Agreement will be paid to Executive by the later of (i) March 15th following the end of the calendar year in which Executive right to such incentive compensation vests or (ii) the 15th day of the third month following the end of the Company’s fiscal year in which Executive’s right to such incentive compensation vests.

Given Executive may be a “covered employee” under Code Section 162(m), the foregoing incentive compensation is intended to be a Performance Unit granted under the terms of the Company’s 2002 Long-Term Incentive Plan and has been designated as a “Qualified Performance-Based Award.” The incentive compensation is intended to qualify for the Code Section 162(m) Exemption within the meaning of the Company’s 2002 Long-Term Incentive Plan. In no event may Executive’s incentive compensation under this Agreement for any year exceed the maximum amount allowed by the terms of the 2002 Long-Term Incentive Plan currently in effect, which is $3,000,000 as of the Effective Date. Executive’s right to receive and retain any payment of incentive compensation is subject to the written certification of the Board Compensation Committee that the relevant performance goals have been achieved. To the extent appropriate, the Board Compensation Committee may provide for the payment of incentive compensation under the terms of another Company incentive plan that permits Qualified Performance-Based Awards, in which case the limits and terms of such other incentive plan will apply.

Equity-Based Compensation: The Company agrees that it will recommend to the Compensation Committee (the “Committee”) of the Board that the Executive be granted a restricted stock award (the “RSA”) for such number of shares (the “Shares”) of the Company’s Common Stock (the “Common Stock”) as is determined by dividing $150,000 by the Fair Market Value (as defined under the Company’s Amended and Restated 2002 Long-Term Incentive Plan or other applicable plan (the “2002 Plan”) of the Common Stock on the grant date. The RSA is subject to the following terms and conditions:

(a) The RSA grant is subject to the approval of the Committee. The RSA will be granted under the 2002 Plan. The RSA will be subject to the terms and conditions of the 2002 Plan and a restricted stock award agreement (the “RSA Agreement”) to be entered into between the Company and the Executive. In the event of a conflict between the terms of this Agreement, including Exhibit A, and the 2002 Plan or the RSA Agreement, the 2002 Plan or

the RSA Agreement, as the case may be, will control. The Company is under no obligation to grant any additional equity-based awards to the Executive, the grant of which will be subject to Committee discretion. The RSA will be deemed earned and vested only if (and to the extent that) these conditions are met. The Committee has sole discretion to determine if the RSA (or portion thereof) has been earned and vested. Specifically, the RSA is subject to both continued service and performance requirements as follows:

(i) First tranche: Up to fifty percent (50%) of the Shares subject to the RSA will (except as otherwise provided in paragraph (c) below) vest and be earned if (A) the Executive is employed by the Company on June 30, 2010 and has been an employee continuously since the grant date and (B) operating income (as defined below) for the Company for the fiscal year ended June 30, 2010 equals or exceeds $51,000,000.00. If both the continued service condition described in (a)(i)(A) and the performance condition described in (a)(i)(B) are not met, then none of the Shares subject to the first tranche will vest; that is, both conditions must be met in order for any of such Shares to vest.

(ii) Second tranche: Up to fifty percent (50%) of the Shares subject to the Award will (except as otherwise provided in paragraph (c) below) vest and be earned if (A) the Executive is employed by the Company on June 30, 2011 and has been an employee continuously since the grant date and (B) operating income for the fiscal year ended June 30, 2011 equals or exceeds $67,000,000.00. If both the continued service condition described in (b)(ii)(A) and the performance condition described in (b)(ii)(B) are not met, then none of the Shares subject to the second tranche will vest; that is, both conditions must be met in order for any of such Shares to vest.

The Award will not be deemed earned and vested with respect to a particular tranche until both of the following events have occurred: (A) the completion of the Company’s audited financial statements for the particular fiscal year and (B) the Committee’s written certification regarding if and to the extent that applicable performance goals have been met. For these purposes, “operating income” means the amount reflected for the line item identified as Operating Income for the Company’s audited financial statements for each respective fiscal year referenced above. The Company’s calculation of Operating Income will be conclusive and binding absent fraud or manifest and material error.

(b) Even if the conditions described in paragraph (a) and/or paragraph (b) above may have been met, the Committee retains sole discretion to reduce (but not increase) the number of Shares deemed earned and vested (but not below 50% of the number of shares subject to a particular tranche) if the Committee determines that such reduction is appropriate based on the Committee’s evaluation of the Executive’s performance in the following areas: (A) acquisitions and integration of acquisitions: (B) restructuring alternatives; (C) achievement of cost reduction goals; (D) acquisition and implementation of the Company-wide information technology project involving a new enterprise resource planning software package; or (E) such other corporate, divisional or individual goals as may be applied by the Committee.

(c) If the Executive’s employment with the Company terminates for any reason other than as set forth in this paragraph (c), then the Executive will forfeit all of the Executive’s right, title and interest in the RSA (and the underlying Shares), to the extent not vested and earned as of the date of the Executive’s termination of employment. Notwithstanding the foregoing, however, the RSA will be deemed earned and vested with respect to all of the Shares underlying the Award on the earliest to occur of the following: (i) the termination of the Executive’s employment due to death or Disability; or (ii) the occurrence of a Change in Control. For these purposes, the terms “Disability,” “Change in Control,” “Cause” and “Good Reason” have the meanings given such terms in the 2002 Plan.

Days of Paid Vacation per Fiscal Year:	Approving Person:

15 (20 upon 10th Employment Anniversary)	Chief Executive Officer

Executive Notice Address:

3 East Cleveland Bay Court

Greenville, SC 29615

Initials:	/s/ ADM	/	/s/ MLB
	5/22/2009		5/21/2009

EXHIBIT B TO EMPLOYMENT AGREEMENT

Form of Release

THIS RELEASE (“Release”) is granted effective as of the          day of                     ,             , by                              (“Executive”) in favor of ScanSource, Inc. (the “Company”). This is the Release referred to that certain Employment Agreement dated as of                     ,              by and between the Company and Executive (the “Employment Agreement”). Executive gives this Release in consideration of the Company’s promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.

1. Release of the Company. Executive, for herself, her successors, assigns, executors, administrators, insureds, attorneys, and all those entitled to assert her rights, now and forever hereby releases and discharges the Company and its respective officers, directors, shareholders, stockholders, trustees, partners, joint ventures, board members, employees, agents, parent corporations, divisions, wholly or partially owned subsidiaries, affiliates, estates, predecessors, successors, heirs, executors, administrators, assigns, representatives, and attorneys (the “Released Parties”), from any and all legal, administrative, and equitable claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorneys’ fees and costs, or liabilities of any nature whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal, state or local statutes, except as provided in Paragraph 2. without limiting the broadness of the foregoing language, Executive agrees to release Company from any and all claims under:

(1)	local, state or federal common law, statute, regulation, ordinance or treaty;

(2)	Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e), et seq.

(3)	42 U.S.C. §§ 1981, 1981A, 1983 and 1985;

(4)	the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.;

(5)	the Federal Rehabilitation Act of 1973;

(6)	the Older Worker Benefit Protection Act, 29 U.S.C. §§ 621, et seq.;

(7)	the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601, et seq.;

(8)	Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §§ 301, et seq.;

(9)	the Health Insurance Portability Act;

(10)	the Occupational and Safety Health Act;

(11)	the Equal Pay Act;

(12)	the Worker Adjustment and Retraining Notification Act;

(13)	the Sarbanes-Oxley Corporate Reform Act of 2002, 15 U.S.C. 7201, et seq.;

(14)	Executive Orders 11246 and 11141;

(15)	South Carolina Human Affairs Law;

(16)	the South Carolina Payment of Wages Act;

(17)	the South Carolina Bill of Rights for Handicapped Persons;

(18)	the state workers’ compensation law, including S.C. Code Ann. § 41-1-80;

(19)

tort claims including, but not limited to, claims of wrongful termination, constructive discharge, defamation, invasion of privacy, interference with contract, interference with prospective economic advantage and intentional or negligent infliction of emotional distress and outrage;

(20)	contract claims, whether express or implied;

(21)

claims for unpaid wages, benefits or entitlements asserted under the Fair Labor Standards Act, 29 U.S.C. § 201, et seq., or under South Carolina wages and hours laws, including, but not limited to, the South Carolina Payment of Wages Act;

(22)	claims for unpaid benefits or entitlements asserted under any Company plan, policy, benefits offering or program except as otherwise required by law;

(23)	claims for attorneys’ fees, interest, expenses and costs, injunctive relief or reinstatement to which she is, claims to be or may be entitled; and

(24)	the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq.;

each as amended, and all other such similar statutes, city or county ordinances or resolutions and laws of the State of South Carolina, provided, however, that nothing herein shall release the Company of its obligations to Executive under the Employment Agreement or any other contractual obligations between the Company or its affiliates and Executive, or any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, South Carolina law, or otherwise.

Without waiving any prospective or retrospective rights under the Family and Medical Leave Act (“FMLA”) or the Fair Labor Standards Act (“FLSA”), Executive admits that she has received from the Company all rights and benefits, if any, potentially due to her pursuant to the FMLA or FLSA. It is the parties’ intent to release all claims, which can legally be released, but no more than that.

Executive specifically agrees not to attempt to institute any proceedings or pursue any action pursuant to any laws (state, local, or federal) with any agency or in any jurisdiction (state, local, or federal) based on employment with or termination from the Company except as required or protected by law. Executive covenants that she will in not way encourage or assist any person or entity (including, but not limited to, any past, present or future employee(s) of Company) to take part or participate in any legal or administrative action against Company, except as otherwise required or protected by law. Nothing in the Agreement shall be interpreted or applied in a manner that affects or limits Executive’s otherwise lawful ability to bring an administrative charge with the Equal Employment Opportunity Commission or other appropriate state or local comparable administrative agency; however, the parties agree that Executive has released Company from all liability arising from the laws, statutes, and common law listed in paragraph 1 (except as set forth in this paragraph below, with respect to the Age Discrimination in Employment Act (“ADEA”)) and, as such, Executive is not and will not be entitled to any monetary or other comparable relief on her own behalf. Nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Executive’s ability to challenge (with a lawsuit or administrative charge) the validity of Executive’s release of Company in this Agreement for age claims under the ADEA (which release is provided for in paragraph 2 of this Agreement). Other than a challenge to the validity of the release of ADEA claims under this Agreement, Executive has released Company from all liability with respect to the laws, statutes, and common law listed in paragraph 2, including the ADEA

2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Executive agrees that by executing this Release, she has released and waived any and all claims has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that Executive is advised to consult with an attorney prior to executing this Release; that she in fact has consulted a knowledgeable, competent attorney regarding this Release; that she may, before executing this Release, consider this Release for a period of twenty-one (21) calendar days; and that the consideration she receives for this Release is in addition to amounts to which she was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.

3. Executive acknowledges and represents that as an employee of the Company she has been obligated to, and has been given its full and unfettered opportunity to, report timely to the Company any conduct that would give rise to an allegation that the Company or any affiliate of the Company has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way, even if such conduct is not, or does not appear to be, a violation of any law. Executive acknowledges that a condition of the payment of any consideration provided by the Company to the Executive hereunder is her truthful and complete representation to the Company regarding any such conduct, including but not limited to conduct regarding compliance with the Company’s Code of Ethics, polices, and procedures, and with all laws and standards governing the Company’s business.

Executive’s truthful and complete representation, based on her thorough search of her knowledge and memory, is as follows: Executive has not been directly or indirectly involved in any such conduct; no one has asked or directed her to participate in any such conduct; and Executive has no specific knowledge of any conduct by any other person(s) that would give rise to an allegation that the Company or any affiliate of the Company has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way.

Executive agrees that she has carefully read this Release and is signing it voluntarily. Executive acknowledges that she has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Executive is signing this Release prior to the expiration of such 21-day period, Executive is waiving her right to review the Release for such full 21-day period prior to signing it. Executive has the right to revoke this release within seven (7) days following the date of its execution by her, and must deliver written notice of revocation in person

to                      at the following address:                             , and such revocation shall not be effective unless actually received by                 , within seven (7) days following the date the release was signed by Executive. If Executive revokes this Release within such seven (7) day period, no severance benefit will be payable to her under the Employment Agreement and she shall return to the Company any such payment received prior to that date.

EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AND ANY AND ALL OTHER STATE AND FEDERAL LAWS, WHETHER STATUTORY OR COMMON LAW. EXECUTIVE ACKNOWLEDGES THAT SHE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HER CHOOSING CONCERNING HER EXECUTION OF THIS RELEASE AND THAT SHE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

Executive

Date:

EXHIBIT C to EMPLOYMENT AGREEMENT

Definition of Change in Control:

For the purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(i) individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective ate and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii) any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (A) 35% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary of the Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 55% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such

Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any Subsidiary of the Company, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing is the beneficial owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.